EXHIBIT 10.25

CHAMPION EMPLOYMENT AGREEMENT

     This Employment Agreement (“Agreement”) entered into on November 21, 2003 and dated as of June 16, 2003 (the “Effective Time”) is by and between Youbet.com, Inc., a Delaware corporation (the “Company”), and Charles F. Champion (“Executive”), in connection with the Company’s engagement of Executive for personal services.

     1. EMPLOYMENT; DUTIES AND ACCEPTANCE:

          Employment by Company.

     The Company hereby engages Executive, and Executive hereby agrees to serve, as Chairman of the Board of the Company (the “Board”) and Chief Executive Officer of the Company, on the terms and conditions of this Agreement. During the Term of this Agreement, Executive shall, subject to the provisions contained herein, devote a reasonable amount of his work time to the employment described hereunder. Executive shall report solely to the Board. All executive level officers (and those individuals reporting to such officers), including the Chief Operating Officer, the General Counsel, the Chief Financial Officer, the Chief Information Officer, the Chief Marketing Officer, and the Chief Sales Officer, shall report to the Executive. No other employees, other than the Executive, will report to the Board. To the maximum extent permitted by applicable law, as long as Executive is acting as Chairman and Chief Executive Officer, Executive shall be a member of the Board, provided, however, that if the Executive’s employment ends during the course of his service as a member of the Board, the Executive may complete that term. Thereafter, nothing contained in this Agreement shall prevent or bar the Executive from seeking re-election to the Board.

          Location of Employment.

     Initially, Executive shall be based in California; however, the Company recognizes and agrees that from time to time Executive will need to travel to Pennsylvania to fulfill his parental responsibilities.

          Duties.

     Executive shall have the following duties:

          (a) Build a strong management and operating team, implementing effective motivational initiatives such as gain-sharing incentives, with a focus on building shareholder value.

          (b) Focus on operations and, as needed, take corrective actions to maintain EBITDA performance as the key benchmark.

          (c) Establish performance metrics beyond financial performance.

          (d) Work with Magna, Inc., which is a key ally of the Company and located in Pennsylvania, and work on racing and entertainment products that are in and around the eastern seaboard.

          (e) Evaluate a wide variety of initiatives and organization activities from an operations perspective (e.g. acquisitions, new clients, new ventures, etc.).

          (f) Establish and promote effective execution of management/organization practices and processes that drive results and employee satisfaction.

          (g) Develop, monitor and adjust functional business plans based on financial targets and changing business environments.

          (h) Maintain close contact with key customers and local and state governments in order to be aware of and anticipate market trends, competitive actions or other requirements, and scrutinize activities of competitors.

          (i) Lead or assist, as appropriate, in the resolution of marketplace operation issues or field crises that may arise.

          (j) Enhance the long-term capital structure of the company and lead the Company in its efforts to raise capital.

          (k) Manage investor relations activities such as working with Wall Street analysts and participating in quarterly conference calls, investor conferences, investment requirements and other related shareholder events.

          (l) Participate in mergers and acquisition projects and due diligence, and drive the integration of newly acquired operations.

          (m) Serve as functional consultant/advisor to marketing/sales efforts.

          (n) Perform such other executive duties as the Board may reasonably require.

          Outside Business Interests.

     Executive may serve on the boards of directors of, as an officer of, or in an advisory capacity to, other entities, charitable organizations and not-for-profit entities, and make other investments, provided that such activities do not unreasonably interfere with Executive’s duties and responsibilities to the Company or create a conflict of interest with the Company.

     2. TERM:

     The term of Executive’s employment hereunder shall commence as of the Effective Time and, unless sooner terminated pursuant to Section 7 of this Agreement, end at the close of business three (3) years following the date either party notifies the other in writing, which notice of termination has been delivered in accordance with this Agreement, that the Company or Executive elects to end the term of Executive’s employment on a date no earlier than the last day of such three (3) year period (the “Term”). One year from the Effective Time, the parties agree to meet and discuss possible amendments to the Agreement, including renewal of the Supplement to Employment Agreement dated August 27, 2003 between Executive and the Company (the “Supplement”).

     3. COMPENSATION AND BENEFITS:

          (a) Salary.

     Commencing with the Effective Time, Executive shall receive a salary (the “Annual Salary”) at the rate of $440,000 per annum, such Annual Salary to be payable in periodic equal installments in accordance with the normal payroll practices of the Company, but in no event less often than monthly. On each and every anniversary of the Effective Time, the Executive’s Annual Salary shall be increased by the greater of (i) six percent (6%) over what it was during the preceding one-year period or (ii) the increase in the consumer price index for the Los Angeles metropolitan statistical area over what it was during the preceding one-year period. All Annual Salary shall be less such deductions as shall be required to be withheld by applicable law and regulations and shall be pro-rated for any period that does not constitute a full twelve (12) month period.

          (b) Bonuses.

     During each year of the Term, Executive shall be entitled to receive a bonus at the Board’s discretion, but Executive shall receive not less than fifty percent (50) of his Annual Salary based on mutually agreed upon business objectives, provided, that in any event Executive shall receive at least twenty-five percent (25%) of the Annual Salary if the Company is profitable for the year in question.

     The business objectives for each year of the Term shall be determined before the start of each year of the Term, provided, however, that for the first year of the Term there shall be no business objectives for purposes of the Executive’s bonus, and Executive shall receive a guaranteed bonus of not less than twenty-five percent (25%) of the Annual Salary whether or not the Company is profitable for such year. Nothing contained in this Agreement shall preclude the Executive from receiving the final bonus due him under his prior employment agreement with the Company, and the Company shall pay such bonus to the Executive on or before August 31, 2003. For purposes of determining profitability, the applicable period shall be April 1 to March 31 and shall be based on EBITDA, excluding any extraordinary items, as reflected in the Company’s securities filings. Earlier in 2003, the Company paid a special bonus of $175,000 to its former Chairman of the Board, Larry Lucas. Prior to Mr. Lucas’ resignation as Chairman, he had recommended that the Company pay the Executive a special performance bonus of $300,000. Executive has indicated that he is not willing to accept a bonus greater than the one Mr. Lucas received. Accordingly, on or before January 15, 2004, the Company will pay the Executive a special performance bonus of $175,000 to correspond with the bonus paid to Mr. Lucas.

          (c) Stock Options.

     Executive was previously granted 750,000 stock options pursuant to the Company’s 1998 Stock Option Plan. The first 400,000 of those options had and shall continue to have an exercise price equal to the closing price of the Company’s Common Stock on March 11, 2002. The second 350,000 of those options had and shall continue to have an exercise price equal to the closing price of the Company’s Common Stock on September 1, 2002. Executive is hereby granted 950,000 additional stock options pursuant to the Company’s 1998 Stock Option Plan. The additional 950,000 stock options will have an exercise price equal to the closing price of the Company’s Common Stock on November 21, 2003. All stock options previously granted to the Executive, as well all stock options granted to the Executive under this paragraph, shall, to the extent that they have not already vested, be fully vested as of the earlier of the Effective Time or November 21, 2003. During the remainder of the Term, Executive shall be eligible to receive stock options at the discretion of the Board, provided, however that Executive shall be granted stock options in amounts and on terms no less favorable than those as may be granted to any other executive officer or member of the Board of the Company. To the extent of any conflict between this Agreement and the Company’s 1998 Stock Option Plan, this Agreement shall control.

     If the Executive is employed by the Company at the time of a Change of Control (or if he would have been had he received the proper notice under Section 2 of this Agreement or not terminated his employment for Good Reason {defined below}), the Company shall grant to the Executive, upon (i) such Change of Control or (ii) at least ten (10) days prior to such Change of Control, at the Executive’s election, 750,000 additional stock options pursuant to the Company’s 1998 Stock Option Plan, as and for a special achievement bonus. Such additional 750,000 stock options will have an exercise price equal to the closing price of the Company’s Common Stock on the date of such grant. All stock options granted to the Executive under this paragraph shall be fully vested as of the date of grant.

     For purposes of this Agreement, the term “Change of Control” shall mean (i) the acquisition or possession by any Person of Beneficial Ownership, directly or indirectly, of shares of the Company’s capital stock having the power to cast more than thirty percent (30%) of the votes in the election of the Board or to otherwise designate a majority of the members of the Board, (ii) the sale or other disposition of all or substantially all of the business and assets of the Company and its Subsidiaries (on a consolidated basis) outside the ordinary course of business in a single transaction or series of related transactions; or (iii) any merger or consolidation of the Company with another entity in which the Company is not the surviving entity and in which either: (a) the surviving entity does not succeed to the rights and obligations of the Company with respect to this Agreement or (b) after giving effect to the merger or consolidation, a “Change of Control” under subparagraph (i) or (ii) above would have occurred as defined therein were the surviving entity deemed to be the Company for purposes of subparagraphs (i) and (ii) (with appropriate adjustments in the references therein to “capital stock” and the “Board” to properly reflect the voting securities and governing body of the surviving entity if it is not a corporation). The terms “Person,” “Beneficial Ownership,” and “Subsidiaries” shall have the same meaning as they have in the Supplement.

     The Company agrees that, with respect to the options granted to Executive and his acquisition or ownership of any of the shares of Common Stock, he shall enjoy the following rights and privileges: (a) full registration rights with the SEC (with all costs associated with any registration paid for in full by the Company) at the time of the first registration of any Common Stock with the SEC, (b) full participation in any stock splits with a proportionate reduction in the option price to be paid by Executive (e.g., a two-for-one stock split or a one-for-one stock dividend would reduce the strike price of the option stock available to Executive by fifty percent (50%) and double the number of shares), and (c) full tag along rights in the event of a sale of twenty-five percent (25%) (or more) of the Common Stock to a third party.

     Any unvested options shall terminate as provided in the Company’s 1998 Stock Option Plan or as otherwise set forth in this Agreement.

     4. PARTICIPATION IN EXECUTIVE BENEFIT PLANS AND PERQUISITES:

          (a) Fringe Benefits. Executive shall be permitted during the Term to participate in any group life, medical, hospitalization, dental, health and accident and disability plans, supplemental health care plans and plans providing for life insurance coverage, and any other plans and benefits generally maintained by Company for executives of the Company during the Term hereof, each in accordance with the terms and conditions of such plans (collectively referred to herein as “Fringe Benefits”); provided, however, that the Executive was (and shall continue to be) eligible for 401(k) withdrawal, deferral, matching, and full-vesting commencing March 11, 2002, and provided further that the Company shall not be required to establish or maintain any such Fringe Benefits. Without limiting the generality of the foregoing, the following provisions will apply in the event of Executive’s separation from the Company for any reason:

(i) Executive will be reimbursed for the difference between the amount vested and the actual three (3) year vest amount with respect to the Company’s 401(k) Plan; and

(ii) Executive will be reimbursed for the difference in what is matched and the total match due to him, equal to 50% of his contribution but not exceeding 3% of his annual income each year under the Company’s 401(k) matching plan.

In addition, and without limiting the generality of the foregoing, during each year of the Term, the Company will pay or cause to be paid for the benefit of the Executive the annual premium or premiums for a whole life insurance policy or policies on the life of the Executive with a face value in the aggregate of Nine Million and No/100 Dollars ($9,000,000.00). The Executive may select the life insurance company to provide the policy and may own the policy or have it be owned by another individual or a trust. Executive shall designate the beneficiaries under such policy or policies, provided, however, that if he fails to do so, then upon his death the insurance proceeds from such policy or policies shall be payable to such of the Executive’s children who survive him, in equal shares. Moreover, within ninety (90) days of the date this Agreement is entered into, the Company shall provide, at its cost and expense, the Executive with a long-term disability insurance policy in an amount mutually agreeable to the Company and the Executive, the

Company’s agreement not to be unreasonably withheld or delayed. The Company may procure such policy individually for the Executive or on a group basis with other executives of the Company.

          (b) Vacation. Executive shall be entitled, in addition to sick days and days on which the Company’s office is closed, to six weeks of paid vacation per year.

          (c) Expenses. The Company will reimburse Executive for reasonable and customary travel and accommodation costs, entertainment and other business expenses incurred as a necessary part of discharging the Executive’s duties hereunder, subject to receipt of reasonable and appropriate documentation by the Company and in accordance with Company policy. Executive may, at his option, travel via first class whenever traveling on behalf of the Company and keep frequent flier and other similar benefits for his personal use and benefit. The Company will also reimburse Executive $750 per month for all business-related operating expenses of Executive’s automobile. Within ten (10) days after Executive’s request, the Company will pay directly for or reimburse Executive for the legal fees, up to $25,000, plus related costs and expenses (including travel expenses for Executive’s lawyer), Executive incurs in connection with the negotiation and preparation of this Agreement. Additionally, Executive will receive or be reimbursed for a cellular phone and laptop computer, will be provided with an administrative assistant based at the Company’s headquarters in Woodland Hills, California, and, to the extent not covered by medical insurance, reimbursement for an annual physical. In addition, during each year of the Term, the Company will (i) reimburse Executive up to $10,000 for financial and tax planning, and (ii) pay for or reimburse the Executive for the initiation fee (if any), club dues, assessments, special assessments, and expenses for a club of Executive’s choosing.

          (d) Duplicate Living Expenses. The Company agrees that, until legal matters in Pennsylvania relating to the Executive are resolved, it will reimburse the Executive Sixty Thousand and no/100 dollars ($60,000.00) for living expenses for the Executive to maintain an additional household, provided, however, that if such reimbursement is to continue for more than two (2) years from the Effective Time, Board approval shall be required.

          (e) Moving Expenses. The Company agrees that it will pay the reasonable costs of relocating Executive and his family from his existing residence in the Philadelphia, Pennsylvania area (the “Pa. Home”) to the Los Angeles, California area. Such costs shall include (1) the cost of having a moving company or companies selected by the Executive move and store the household items and automobiles of the Executive and his family, such costs to be grossed up so that the Executive pays no federal or state income taxes for such move and storage, (2) the closing costs, including real estate commission, transfer taxes, title searches, and reasonable attorneys’ fees, the Executive incurs in selling his Pa. Home, and (3) the closing costs, including transfer taxes, title searches, reasonable points (consistent with the marketplace) for a mortgage, inspection fees, and reasonable attorneys’ fees, the Executive incurs in purchasing a residence. If the Executive’s employment is terminated for any reason other than Cause (defined below) or if the Executive terminates his employment for Good Reason (defined below), the Company shall, upon the Executive’s request, pay for the following expenses if Executive sells his home within three (3) years after such termination of employment: the closing costs, including real estate commission, transfer taxes, title searches, and reasonable attorneys’ fees the Executive incurs in selling his home.

     5. CERTAIN COVENANTS OF EXECUTIVE:

     Without in any way limiting or waiving any right or remedy accorded to Company or any limitation placed upon Executive by law, Executive agrees as follows:

          (a) Confidential Information: Executive agrees that, neither during the Term nor at anytime thereafter shall Executive (i) disclose to any person, firm or corporation not employed by the Company or any affiliate of the Company (the “Protected Company”) or not engaged to render services to any Protected Company or (ii) use for the benefit of himself, or others, any confidential information of any Protected Company obtained by the Executive prior to the execution of this Agreement, during the Term or any time thereafter, including, without limitation, trade secrets, details of suppliers, pricing policies, financial data, operational methods, marketing and sales information or strategies, product development techniques or plans or any strategies relating thereto, technical processes, designs and design projects, and other proprietary information of any Protected Company; provided, however, that this provision shall not preclude the Executive from (x) upon advice of counsel and notice to the Company, making any disclosure required by any applicable law or (y) using or disclosing information known generally to the public (other than information known generally to the public as a result of any violation of this Section 5(a)). The Company and Executive recognize and agree that Executive has extensive knowledge and experience working in not only the Company’s business but also in other businesses (collectively the “Business”) for a substantial portion of Executive’s professional life and that Executive cannot and is not required to erase from Executive’s mind all of the general skills, knowledge, acquaintances and over-all experience that Executive has acquired during Executive’s many years in Business. Accordingly, the Company acknowledges and agrees that nothing in this Agreement or in any other agreement between Executive and Company, or in any policy of the Company, is designed or intended to prevent, nor shall they prevent, Executive, from (i) using or applying such general skills, knowledge, and experience, (ii) dealing with contacts Executive made in the Business prior to the Executive’s employment by Company, (iii) using procedures or forms that Executive used prior to Executive’s employment with Company, and (iv) using or applying information or knowledge that is publicly available.

          (b) Property of Company. Any interest in trademarks, service-marks, copyrights, copyright applications, patents, patent applications, slogans, developments and processes which the Executive, during the Term, may develop relating to the business of the Company in which the Company may then be engaged and any memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by the Executive or made available to the Executive concerning the business of any Protected Company shall belong and remain in the possession of any Protected Company, and shall be delivered to the Company promptly upon the termination of the Executive’s employment with Company or at any other time on request.

          (c) Non-Interference. Executive will not, during the Term hereof and for a period of one (1) year after the Term induce any person who is an employee of the Company to terminate his relationship with the Company.

          (d) Non-Competition. Without the prior written consent of the Company, Employee shall not be employed by the Internet gaming divisions of Magna, Inc., TVG, Inc. or by any other Internet gaming division of a direct competitor of the Company during, or for one (1) year after the termination of, his employment with the Company. The parties agree that, as of the date this Agreement is being executed, the only existing competitors of the Company are the Internet gaming divisions of Magna, Inc. and TVG, Inc.

     6. OTHER PROVISIONS:

          (a) Rights and Remedies Upon Breach. If the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 5 hereof (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

          (b) Severability of Covenants. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

          (c) Blue-Penciling. If any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision and, in its reduced form, such provision shall then be enforceable.

          (d) Enforceability in Jurisdictions. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect Company’s right to the relief provided in this Section 6 in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

          (f) Injunctive Relief. Executive agrees and understands that the remedy at law for any breach by Executive of the provisions of Section 5 hereof may be inadequate and that damages resulting from such breach may not be susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon Executive’s breach of any provision of Section 5 hereof, the Company shall be entitled to seek to obtain from any court of competent jurisdiction injunctive relief to prevent the continuation of such breach. Nothing contained herein shall be deemed to limit the Company’s remedies at law or in equity for any breach of the provisions of Section 5 hereof which may be available to the Company.

     7. TERMINATION:

          (a) Termination Upon Death. If, during the Term, Executive dies, Executive or his estate shall be entitled to receive Executive’s Annual Salary, any unpaid bonuses for the prior year, accrued share of the bonus for the Fiscal Year of his death, earned and unused vacation, if any, Fringe Benefits earned through the date of Executive’s death, and any unreimbursed business expenses due or owing to Executive at the time of his death. In addition, Executive or his estate shall receive all vested options, and any and all unvested options of the Executive shall vest during the periods described in Section 3(c) of this Agreement. All such options shall be exercisable for up to five years following the Executive’s death.

          (b) Termination Upon Disability. If, during the Term, Executive should become so physically or mentally disabled, whether totally or partially, that Executive is unable to perform the duties, functions and responsibilities required hereunder for (i) a period of at least six (6) consecutive months or (ii) shorter periods aggregating at least twelve (12) months over a period of eighteen (18) consecutive months (“Disability”), then in such event, Company may, at any time thereafter, by written notice to Executive, terminate Executive’s employment hereunder. Executive agrees to submit to reasonable medical examinations, at Company expense, upon the request of Company to determine whether he has a Disability. The determination of whether or not Executive is subject to a Disability shall be made consistent with the Company’s long-term disability plan and applicable law. If Executive’s services or his employment with the Company are terminated, as aforesaid, Executive shall be entitled to receive all Annual Salary, bonuses, benefits, perquisites, expenses, and stock options he would have received during the Term (i.e., three years from the date the Executive’s employment is terminated due to his Disability) had he not suffered a Disability. Without limiting the generality of the foregoing, Executive shall receive all vested options, and any and all unvested options of the Executive shall vest during the periods described in Section 3(c) of this Agreement. All such options shall be exercisable for up to five years following the date the Executive’s employment is terminated due to his Disability.

          (c) Designation of Beneficiary. The parties hereto agree that the Executive shall designate, by written notice to the Company, a beneficiary to receive the payments and options described in Section 7 in the event of his death, and the Executive may change the designation of any such beneficiary from time to time by written notice to the Company. In the event the Executive fails to designate a beneficiary as herein provided, any payments which are to be made to the Executive’s designated beneficiary under Section 7 shall be made to such of the Executive’s children who survive him, in equal shares. If the Executive has no designees or children, such payments shall be paid to the Executive’s estate.

          (d) Termination for Cause. As used in this Agreement, the term “Cause” means only the following:

               (i) the Executive’s theft or embezzlement of the Company’s money, equipment, or securities, provided, however, that good faith disagreements concerning the Executive’s business expenses shall not constitute or be deemed to be theft or embezzlement;

               (ii) the Executive’s conviction of a felony (other than a traffic violation) which results in material injury to the Company;

               (iii) the Executive’s willful act of disloyalty that is intended to and results in material injury to the Company;

               (iv) the failure of the Executive to be licensable in his capacity as Chief Executive Officer of the Company;

               (v) the Executive’s chronic alcoholism or addiction to non-medically prescribed drugs; or

               (vi) material breach by the Executive of his confidentiality, no interference, and non-competition covenants contained in this Agreement that results in material injury to the Company.

     Notwithstanding the foregoing, the conduct specified in subsections (d) (i) through (vi) shall not constitute or be deemed to constitute Cause if it is of such a nature that substantially all detriment otherwise resulting to the Company from it can be cured or eliminated by appropriate action, and the Executive causes such action to be taken within thirty (30) days following notice from the Company that it desires to terminate the Executive’s employment for Cause. The parties agree that the Company may not terminate the Executive’s employment for Cause unless and until (A) the Board has provided the Executive with at least thirty (30) days’ written notice that delineates the specific termination provision in this Agreement relied upon, that sets forth in detail the facts and circumstances the Company claims to provide a basis for the existence of “Cause,” and that specifies the proposed termination date, (B) the Executive has been given an opportunity to meet with the Board and be represented by counsel of his choosing, at a time and place mutually agreed upon by the Executive and the Board, to explain why he does not believe there is Cause for the termination of his employment, or the Executive waives such meeting in writing, and (C) the Board in good faith determines that there is Cause to terminate the Executive’s employment, provided, however, that the Company may place the Executive on a paid suspension or paid leave of absence, with full payment of his Annual Salary, bonuses, benefits, perquisites, expenses, and stock options pending the Board’s notice and determination.

     For purposes of this Agreement, no act on the part of the Executive shall be considered “willful” unless it is done by the Executive in bad faith or without reasonable belief that the Executive’s action was in the best interests of the Company. Any act or omission of the Executive based upon authority given pursuant to the Articles of Incorporation of the Company or Bylaws of the Company or a resolution duly adopted by the Company’s Board or based upon the advice of counsel for the Company shall be conclusively deemed to be done by Executive in good faith and in the best interests of the Company.

     The Company shall have the option to terminate the services of Executive if there is “Cause” as defined above. If Executive’s services are terminated for “Cause” as defined above, Executive’s services shall cease as of such effective date of termination and all payments of his

Annual Salary shall cease as of such effective date, provided, however, that the Company shall pay Executive all payments (including salary and bonuses), expenses, perquisites, and other sums due him, earned by him, or incurred by him, as the case may be, up to the date of such termination. If the Executive’s employment is terminated for “Cause” as defined above, such termination shall not affect his rights to the stock options that the Company has granted to him pursuant to this Agreement and prior agreements with the Company.

          (e) Termination With Good Reason or Without Cause. If during the Term the Executive resigns for Good Reason (defined below) or his employment or services are terminated without Cause (as defined above):

               (i) The Company will pay Executive (a) his salary and unused vacation pay through the last day of his employment with the Company, (b) his unpaid reimbursable business expenses incurred by him through the last day of his employment with the Company, (c) his Annual Salary for the three-year time period he would have received it had he received the proper notice under Section 2 of this Agreement (the “Unexpired Term”), and (d) any earned but unpaid annual bonus compensation for the prior contract year, and the bonuses he would have received had he remained in the employ of the Company for the Unexpired Term.

               (ii) For the Unexpired Term, the Company shall (x) continue benefits, at its expense, to Executive and his immediate family at least equal to those which would have been provided to him and them in accordance with the plans, programs, practices and policies of the Company if his employment had not ended or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other executives of the Company and their families, and (y) continue to reimburse Executive for the expenses and provide him with the benefits set forth in Section 4(a) through (e) of this Agreement, provided, however, that if Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits of the Company shall be secondary to those provided under such other plan during such applicable period of eligibility.

               (iii) Any and all unvested stock options of the Executive shall immediately vest and be exercisable for up to five (5) years following the date of the termination of the Executive’s employment with the Company.

               (iv) The Company will provide Executive with (a) first-class executive outplacement services for up to six months with an outplacement firm mutually agreed to by the Company and Executive; (b) a favorable reference; and (c) an agreed-upon designated contact for references. In addition, at Executive’s option, and taking into account the Company’s needs as a public company, an agreed upon statement will be issued to employees and an agreed-upon press release will be issued to the media concerning the departure of Executive.

               (v) During the first two (2) years of the Unexpired Term Executive shall not be required to seek other employment or take other action in order to mitigate his damages or to be entitled to the any of the payments (including Annual Salary and bonuses), benefits, expenses, perquisites, and stock options above. During the first two (2) years of the Unexpired Term, the Company shall not be entitled to set off against any such payments benefits, expenses, perquisites, and stock options due or any other amounts of money payable to Executive any amounts he earns in other employment or engagement after the termination of his employment with the Company without Cause or for Good Reason or any amounts that he might or could have earned in other employment or engagement had he sought such other employment or engagement.

     After the first two (2) years of the Unexpired Term, Executive shall (unless he is disabled) be required to seek other employment in order to mitigate his damages to be entitled to the benefits, payments, expenses, and perquisites for the third year of the Unexpired Term, provided, however, that the Executive shall still be entitled to his stock options whether or not he mitigates his damages. After the first two (2) years following the termination of his employment, the Company may set off against such benefits and payments due or other amounts of money payable to Executive (but not his stock options) amounts he earns in other employment or engagement after the first two (2) years following the termination of his employment with the Company without Cause or for Good Reason or any amounts that he reasonably could have earned in other employment had he not failed to seek such other employment for reasons other than his disability.

     As used herein, Good Reason shall mean only:

               (i) withdrawal by the Company from Executive of any substantial part of his duties then being performed, or responsibility or authority then being carried, by him, or a material change in the Executive’s reporting lines;

               (ii) assignment by the Company to Executive of substantial additional duties or responsibilities which are inconsistent with the duties or responsibilities then being carried by Executive;

               (iii) material reduction in the level of Executive’s responsibility, authority, autonomy, title, compensation, executive perquisites, or other employee benefits;

               (iv) failure to keep Executive in office as Chairman and Chief Executive Officer and/or on the Board;

               (v) the Company’s material breach of Executive’s employment agreement (or any other agreement between Executive and the Company); and the failure of the Company to cure such breach within thirty (30) days of notice thereof;

               (vi) material fraud on the part of the Company; or

               (vii) discontinuance of the active operation of business of the Company, or insolvency of the Company, or the filing by or against the Company of a petition in bankruptcy or for reorganization or restructuring pursuant to applicable insolvency or bankruptcy law.

     8. EXECUTIVE’S REPRESENTATIONS AND WARRANTIES:

          (a) Right to Enter Into Agreement. Executive has the unfettered right to enter into this entire Agreement on all of the terms, covenants and conditions hereof; and Executive has not done or permitted to be done anything, which may curtail or impair any of the rights granted to Company herein.

          (b) Breach Under Other Agreement or Arrangement. Neither the execution and delivery of this Agreement nor the performance by Executive of any of his obligations hereunder will constitute a violation or breach of, or a default under, any agreement, arrangement or understanding, or any other restriction of any kind, to which Executive is a party or by which Executive is bound.

     9. USE OF NAME:

     The Company shall have the right during the Term hereof, subject to the approval of the Executive, which approval Executive will not unreasonably withhold, to use Executive’s name, biography and approved likenesses in connection with Company’s business.

     10. NOTICES:

          (a) Delivery. Any notice, consent or other communication under this Agreement shall be in writing and shall be delivered personally, telexed, sent by facsimile transmission or overnight courier (regularly providing proof of delivery) or sent by registered, certified, or express mail and shall be deemed given when so delivered personally, telexed, sent by facsimile transmission or overnight courier, or if mailed three (3) business days after the date of deposit in the United States mail, postage prepaid, as follows: to the parties at the following addresses (or at such other address as a party may specify by notice in accordance with the provisions hereof to the other):

     If to Executive, to his address at:

     32118 Canyon Crest Court
     Westlake Village, Calf. 91361
     Fax: (___) ___-____

     Copy to:

     Funkhouser Vegosen Liebman & Dunn Ltd.
     55 West Monroe Street – Suite 2410
     Chicago, Illinois 60603
     Attention: Jonathan Vegosen, Esq.
     Fax: (312) 701-6801

     If to Company, to its address at:

     Youbet.com, Inc.
     5901 Desoto Avenue
     Woodland Hills, CA 91367
     Attention: Vic Gallo, Esq.
     Fax (818) 668-2121

          (b) Change of Address. Either party may change its address for notice hereunder by notice to the other party in accordance with this Section 10.

     11. COMPLETE AGREEMENT; MODIFICATION AND TERMINATION:

     This Agreement contains a complete statement of all the arrangements between the parties with respect to the matters covered hereby and supersedes all existing agreements between the parties concerning the subject matter hereof. This Agreement may be amended, modified, superseded or canceled, and the terms and conditions hereof may be waived, by the party waiving compliance. No delay on the part of any party in exercising any right or remedy shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right or remedy, nor any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. Whenever the term “include,” “including,” or “included” is used in this Agreement, it shall mean including without limiting the generality of the foregoing.

     12. HEADINGS:

     The headings in this Agreement are solely for the convenience of reference and shall not affect its interpretation.

     13. INDEMNIFICATION:

     To the maximum extent permitted by applicable law, the Company will indemnify, defend, and hold Executive harmless from and against any and all demands, actions, claims, suits, liabilities, losses, damages, fees (including reasonable attorneys’ fees) and expenses relating to any acts or omissions to act in the course or scope of the duties he performs on behalf of the Company while employed by it and/or while serving as an officer and/or director of the Company, and to provide sufficient indemnification and officers and directors liability insurance to him. Executive will have the option to select his own counsel or be represented by counsel for the Company. The Company shall pay for or reimburse Executive for any fees and expenses covered by this Section as and when incurred. The provisions of this Section shall survive the termination of Executive’s employment with the Company for any reason.

     14. ATTORNEYS’ FEES:

     If the Company has failed to comply with any of its obligations under the Agreement or if the Company or any other person takes or threatens to take any action to wrongfully or in bad faith deprive Executive of his employment and/or his Annual Salary, bonuses, benefits, perquisites, expenses, and/or stock options provided or intended to be provided to Executive under this Agreement or declare the Agreement void or unenforceable, or if the Company or any other person institutes or threatens to institute any litigation or other action or proceeding designed to deny, or to recover from, the Executive the Annual Salary, bonuses, benefits perquisites, expenses, and/or stock options provided or intended to be provided to the Executive under the Agreement, the Company irrevocably authorizes the Executive from time to time and at any time to retain counsel of the Executive’s choice, at the expense of the Company, to advise and represent the Executive in connection with any such action, interpretation, enforcement or defense, including, without limitation, the initiation or defense of any litigation or other legal or equitable action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by the Executive in connection with any of the foregoing. The Company shall make such payments to the Executive within ten (10) business days after delivery of the Executive’s written request for payment, accompanied by evidence of fees and expenses. The provisions of this Section shall survive the termination of Executive’s employment with the Company for any reason.

     15. TREATMENT OF PAYMENTS:

     (a)  Tax Gross-up. To the extent that any of the payments or benefits (excluding payments to be made pursuant to this Section 15) received or to be received by Executive (the “Total Payments”) in connection with a Change in Control or Executive’s termination of employment (whether or not such payments or benefits are provided pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, with any Persons whose actions result in a Change in Control, or with any Person affiliated with the Company or such Person) will be subject to the excise tax imposed by Section 4999 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision of the Code (any such excise tax is referred to in this Section as the “Excise Tax”), then the benefit or payment shall be increased by an amount (referred to in this Section as the “Additional Payment”) such that the net amount received by Executive, after paying any applicable Excise Tax and any federal, state or local income or FICA taxes on such Additional Payment, shall be equal to the amount that Executive would have received if such Excise Tax were not applicable to the Total Payments.

     (b) Parachute Payment Determination. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code unless, in the opinion of the Company’s certified public accounting firm or such other accounting firm as may be agreed upon by the Company and

Executive (the “Accounting Firm”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code; (ii) all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of the Accounting Firm, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered in excess of the base amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax; and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Accounting Firm in accordance with the principles of Section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Additional Payment, Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Additional Payment is to be made and State and local income taxes at the highest marginal rate of taxation in the State and locality of Executive’s residence on the date of termination (or if there is no date of termination, then on the date of the applicable Transaction), net of the maximum reduction in federal income taxes which could be obtained from deduction of such State and local taxes. All determinations made by the Accounting Firm shall be made within sixty (60) days of the date of Termination and shall be binding on the Company and Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

     (c)  Subsequent Adjustment. In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Additional Payment, Executive shall repay to the Company, within ten (10) business days immediately following the date that the amount of such reduction in the Excise Tax is finally determined, the portion of the Additional Payment attributable to the amount of such reduction (including the Excise Tax component and the federal, State and local income and employment tax components of the Additional Payment) to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in Executive’s taxable income and wages for purposes of federal, State and local income and employment taxes, plus interest on the amount of such repayment at the prime rate of The Chase Manhattan Bank, N.A. Bank or such other bank as may be agreed upon by the Company and Executive.

     In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Additional Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Additional Payment), the Company shall make another Additional Payment in respect of such excess (plus any interest, penalties or additions payable by Executive with respect to such excess) within the ten (10) business days immediately following the date that the amount of such excess is finally determined. Executive and the Company shall each reasonably cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

     The provisions of this Section shall survive the termination of Executive’s employment with the Company for any reason.

     16. KEY PERSON INSURANCE.

     The Company and Executive agree that the Company may obtain, for its benefit and at its sole cost and expense, life, accident, health, or other “key person” insurance on or concerning the life of Executive. Executive agrees to assist the Company in procuring any such “key person” insurance by submitting to reasonable and customary medical and other examinations, by completing and signing such applications and other instruments as may be reasonably required by insurance companies to which application is made for such insurance, and by otherwise reasonably cooperating with the Company to permit the Company to obtain such insurance. Executive makes no representation or warranty as to Executive’s insurability.

     WHEREFORE, the parties hereto have executed this Agreement as of the day and year first above written.

Charles F. Champion

Agreed to and Accepted:
Youbet.com, Inc., a
Delaware corporation

By ____________________________

Its: ____________________________